Exhibit 99
	For Release:	May 5, 2022

	Investor Contact:	Vince Meyer
218-723-3952
NEWS		vmeyer@allete.com

ALLETE, Inc. reports first quarter earnings of $1.24 per share
Reaffirms 2022 earnings guidance range of $3.60 - $3.90 per share
DULUTH, Minn. - ALLETE, Inc. (NYSE: ALE) today reported first quarter 2022 earnings of $1.24 per share on net income of $66.3 million. Last year’s results were 99 cents per share on net income of $51.8 million.

Net income in 2022 includes transaction costs of $1.4 million after-tax, or 3 cents per share, related to the acquisition of New Energy. Net income in 2021 included an approximately $5 million, or 10 cents per share, negative impact related to ALLETE Clean Energy’s Diamond Spring wind energy facility due to an extreme winter storm event in the southern United States in February 2021.

“Our financial results for the quarter were solid, reflecting much-needed rate recovery and strong operational performance from ALLETE’s companies,” said ALLETE Chair, President and Chief Executive Officer Bethany Owen. “In addition, we are very pleased to have New Energy now part of the ALLETE family of businesses, as we believe New Energy gives ALLETE a strategic presence in the distributed solar space, along with earnings growth and strong cash flow contributions in support of our dividend, as well as a talented and experienced team.”

ALLETE’s Regulated Operations segment, which includes Minnesota Power, Superior Water, Light and Power and the Company’s investment in the American Transmission Company, recorded first quarter 2022 net income of $51.5 million, compared to $45.0 million in 2021. Earnings reflect higher income at Minnesota Power primarily due to the implementation of interim rates on January 1, 2022, and higher kWh sales to residential and commercial customers. These increases were partially offset by higher costs under a 250 MW power purchase agreement, higher operating and maintenance expense, and lower kWh sales to industrial customers.

ALLETE Clean Energy recorded first quarter 2022 net income of $16.5 million compared to $7.4 million in 2021. Net income in 2022 reflects higher wind resources compared to 2021. Net income in 2021 included an approximately $5 million after-tax negative impact at ALLETE Clean Energy’s Diamond Spring wind energy facility related to an extreme winter storm event in the southern United States in February 2021.

Corporate and Other businesses, which include BNI Energy, ALLETE Properties and our investment in the Nobles 2 wind energy facility, recorded a net loss of $1.7 million compared to a net loss of $600 thousand in 2021. Results in 2022 reflect $1.4 million after-tax of transaction costs related to the New Energy acquisition, and higher expenses compared to 2021, partially offset by higher earnings from our investment in Nobles 2 in 2022, reflecting higher wind resources.

“Our consolidated financial results for the quarter are in line with our internal expectations, said ALLETE Senior Vice President and Chief Financial Officer Steve Morris. “We are affirming our 2022 earnings guidance of $3.60 - $3.90 per share, and anticipate immaterial net impacts on 2022 earnings from the New Energy acquisition and recent equity offering. For the partial year ended 2022, New Energy’s financial results will be impacted by transaction costs and purchase price accounting; excluding these items the transaction will be accretive this year, and we anticipate meaningful accretion in 2023 for the first full year of ownership.”

ALLETE · 30 West Superior Street, Duluth, Minnesota 55802

Live Webcast on May 5, 2022; 2022 first quarter slides posted on company website

ALLETE’s earnings conference call will be at 10:00 a.m. (EST), May 5, 2022, at which time management will discuss the first quarter of 2022 financial results. Interested parties may listen live by calling (877) 303-5852, pass code 7961608, ten minutes prior to the start time, or may listen to the live audio-only webcast accompanied by supporting slides, which will be available on ALLETE’s Investor Relations website http://investor.allete.com/events-presentations. A replay of the call will be available through May 12, 2022 by calling (855) 859-2056, pass code 7961608. The webcast will be accessible for one year at www.allete.com.

ALLETE is an energy company headquartered in Duluth, Minn. In addition to its electric utilities, Minnesota Power and Superior Water, Light and Power of Wisconsin, ALLETE owns ALLETE Clean Energy, based in Duluth, BNI Energy in Bismarck, N.D., New Energy Equity in Annapolis, MD, and has an eight percent equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.

ALLETE's press releases and other communications may include certain non-Generally Accepted Accounting Principles (GAAP) financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the company's financial statements.

Non-GAAP financial measures utilized by the Company include presentations of earnings (loss) per share. ALLETE's management believes that these non-GAAP financial measures provide useful information to investors by removing the effect of variances in GAAP reported results of operations that are not indicative of changes in the fundamental earnings power of the Company's operations. Management believes that the presentation of the non-GAAP financial measures is appropriate and enables investors and analysts to more accurately compare the company's ongoing financial performance over the periods presented.

ALLETE · 30 West Superior Street, Duluth, Minnesota 55802

ALLETE, Inc.
Consolidated Statement of Income
Millions Except Per Share Amounts - Unaudited

	Three Months Ended
	March 31,
	2022	2021
Operating Revenue
Contracts with Customers – Utility	$329.0	$293.0
Contracts with Customers – Non-utility	51.7	43.4
Other – Non-utility	2.8	2.8
Total Operating Revenue	383.5	339.2
Operating Expenses
Fuel, Purchased Power and Gas – Utility	137.4	120.4
Transmission Services – Utility	19.9	17.7
Cost of Sales – Non-utility	17.0	16.8
Operating and Maintenance	75.3	66.3
Depreciation and Amortization	61.7	58.0
Taxes Other than Income Taxes	18.8	18.0
Total Operating Expenses	330.1	297.2
Operating Income	53.4	42.0
Other Income (Expense)
Interest Expense	(18.3)	(17.1)
Equity Earnings	5.5	4.8
Other	2.0	3.3
Total Other Expense	(10.8)	(9.0)
Income Before Income Taxes	42.6	33.0
Income Tax Benefit	(3.9)	(10.4)
Net Income	46.5	43.4
Net Loss Attributable to Non-Controlling Interest	(19.8)	(8.4)
Net Income Attributable to ALLETE	$66.3	$51.8
Average Shares of Common Stock
Basic	53.3	52.1
Diluted	53.3	52.2
Basic Earnings Per Share of Common Stock	$1.24	$0.99
Diluted Earnings Per Share of Common Stock	$1.24	$0.99
Dividends Per Share of Common Stock	$0.65	$0.63

Consolidated Balance Sheet
Millions - Unaudited

	Mar. 31	Dec. 31,		Mar. 31	Dec. 31,
	2022	2021		2022	2021
Assets			Liabilities and Equity
Cash and Cash Equivalents	$60.1	$45.1	Current Liabilities	$556.6	$543.4
Other Current Assets	420.4	246.2	Long-Term Debt	1,669.4	1,763.2
Property, Plant and Equipment – Net	5,078.3	5,100.2	Deferred Income Taxes	188.3	185.7
Regulatory Assets	464.2	511.8	Regulatory Liabilities	533.4	536.1
Equity Investments	320.6	318.0	Defined Benefit Pension and Other Postretirement Benefit Plans	177.2	179.5
Other Non-Current Assets	212.4	213.7	Other Non-Current Liabilities	287.6	280.8
			Equity	3,143.5	2,946.3
Total Assets	$6,556.0	$6,435.0	Total Liabilities and Equity	$6,556.0	$6,435.0

ALLETE · 30 West Superior Street, Duluth, Minnesota 55802

	Three Months Ended
ALLETE, Inc.	March 31,
Income (Loss)	2022	2021
Millions
Regulated Operations	$51.5	$45.0
ALLETE Clean Energy	16.5	7.4
Corporate and Other	(1.7)	(0.6)
Net Income Attributable to ALLETE	$66.3	$51.8
Diluted Earnings Per Share	$1.24	$0.99

Statistical Data
Corporate
Common Stock
High	$68.61	$72.15
Low	$58.37	$58.90
Close	$66.98	$67.19
Book Value	$45.95	$44.47

Kilowatt-hours Sold
Millions
Regulated Utility
Retail and Municipal
Residential	355	331
Commercial	360	341
Industrial	1,766	1,798
Municipal	158	160
Total Retail and Municipal	2,639	2,630
Other Power Suppliers	981	1,248
Total Regulated Utility Kilowatt-hours Sold	3,620	3,878

Regulated Utility Revenue
Millions
Regulated Utility Revenue
Retail and Municipal Electric Revenue
Residential	$48.5	$40.5
Commercial	45.4	37.2
Industrial	146.5	127.7
Municipal	12.1	12.6
Total Retail and Municipal Electric Revenue	252.5	218.0
Other Power Suppliers	41.0	38.4
Other (Includes Water and Gas Revenue)	35.5	36.6
Total Regulated Utility Revenue	$329.0	$293.0

This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

ALLETE · 30 West Superior Street, Duluth, Minnesota 55802